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                  LG&E ENERGY'S CEO, ROGER W. HALE, RESPONDS TO
              KENTUCKY PUBLIC SERVICE COMMISSION RATE CASE DECISION

(LOUISVILLE, KY - January 7, 2000) The following attachment is LG&E Energy Corp.'s (NYSE: LGE) formal, and only, statement concerning today's Kentucky Public Service Commission (KPSC) decision in the companies' (LG&E/KU) performance-based ratemaking case.

        The statement was written by Roger W. Hale, Chairman of the Board and Chief Executive Officer, LG&E Energy Corp.

                                       ###

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                           STATEMENT OF ROGER W. HALE

             CHAIRMAN AND CHIEF EXECUTIVE OFFICER, LG&E ENERGY CORP.

The Commonwealth of Kentucky is, today, the ONLY state in the U.S. that can proudly boast it has the nation's #1 utility customer service and rates 38 percent below the national average.

Yet on January 7, 2000, the Kentucky PSC ordered that LG&E and KU reduce their pretax earnings effective March 1, by a combined $63 million per year, representing more than 20 percent of the utilities' income. This order soundly rejected the recommendations of Kentucky's Attorney General and the cities of Louisville and Lexington.

To issue such an order is unnecessary and irresponsible. The order punishes success and is an affront to all LG&E Energy employees who have worked tirelessly and creatively these past ten years to improve the operating efficiency and the quality of customer service of Kentucky's two largest utility companies, making them a model for the industry.

This order is also a direct assault on LG&E Energy shareholders, nearly 35,000 of whom reside in Kentucky. The loss of shareholder value directly attributable to the year-long rate uncertainty caused by the Kentucky PSC is outrageous in and of itself ... but to have this overly long process result in such a confiscatory order is mindboggling. The Commonwealth of Kentucky must bear the ultimate responsibility for this punitive regulatory order and the negative message it sends about the business climate in our state.


/s/ Roger W. Hale
------------------------
Roger W. Hale

Chairman of the Board & CEO

LG&E Energy Corp.

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                                                                          [LOGO]

LG&E/KU RATE CASE BACKGROUND:

- In a 1997 order approving the merger of the parent companies of Louisville Gas & Electric (LG&E) and Kentucky Utilities (KU), the Kentucky Public Service Commission (KPSC) recognized that the utilities needed to develop a utility regulation plan that continued the mutually beneficial balance between low rates, high quality service and solid utility financial performance. The KPSC instructed the companies to return within a year after completion of the merger with a proposal for either a traditional or alternative form of regulation.

- In October 1998, the companies filed applications with the KPSC for approval of a new method of determining electric rates, Performance-Based Ratemaking (PBR) that would provide financial incentives for the companies to reduce costs and share the benefits with customers.

- The companies reached an agreement on April 5, 1999 with the Kentucky Attorney General's Office to amend the plan. The amended plan received the support of the City of Louisville, Lexington/Fayette Urban County Government, International Brotherhood of Electrical Workers and MSD. On April 13, 1999, the KPSC issued an order putting the amended PBR proposal of the utilities into effect, subject to future review.

- The amended plan and a full review of the companies' revenue levels were the subject of KPSC hearings beginning in August 1999. The final Commission order was issued today.